Exhibit 3.1

BYLAWS

OF

EOG RESOURCES, INC.

A Delaware Corporation

Date of Adoption:	August 23, 1989

As Amended Effective:	December 12, 1990,
February 8, 1994,
January 19, 1996,
February 13, 1997,
May 5, 1998,
September 7, 1999,
February 14, 2000,
May 8, 2001,
February 20, 2003,
January 4, 2008
February 26, 2009
May 3, 2013 and
September 22, 2015

BYLAWS
Table of Contents

Article I.	Offices		1

Section	1.	Registered Office	1
Section	2.	Offices	1
Section	3.	Books and Records	1

Article II.	Stockholders		1

Section	1.	Place of Meetings	1
Section	2.	Quorum; Adjournment of Meetings	1
Section	3.	Notice of Stockholder Business and Nominations	2
Section	4.	Procedure for Election of Directors; Required Vote	15
Section	5.	Record Date	15
Section	6.	Notice of Meetings	16
Section	7.	Stockholder List	16
Section	8.	Proxies	16
Section	9.	Voting; Elections; Inspectors	17
Section	10.	Conduct of Meetings	17
Section	11.	Treasury Stock	18
Section	12.	Record Date for Action by Written Consent	18
Section	13.	Inspectors of Written Consent	18
Section	14.	Effectiveness of Written Consent	19

Article III.	Board of Directors		19

Section	1.	Power; Number; Term of Office	19
Section	2.	Quorum; Voting	19
Section	3.	Place of Meetings; Order of Business	19
Section	4.	First Meeting	20
Section	5.	Regular Meetings	20
Section	6.	Special Meetings	20
Section	7.	Removal	20
Section	8.	Vacancies; Increases in the Number of Directors	20
Section	9.	Compensation	20
Section	10.	Action Without a Meeting; Telephone Conference Meeting	21
Section	11.	Approval or Ratification of Acts or Contracts by Stockholders	21
Section	12.	Independent Directors	21

Article IV.	Committees		22

Section	1.	Executive Committee	22
Section	2.	Audit Committee	23
Section	3.	Other Committees	23

ii

Section	4.	Procedure; Meetings; Quorum	23
Section	5.	Substitution and Removal of Members; Vacancies	23

Article V.	Officers		23

Section	1.	Number, Titles and Term of Office	23
Section	2.	Powers and Duties of the Chief Executive Officer	24
Section	3.	Powers and Duties of the Chairman of the Board	24
Section	4.	Powers and Duties of the President	24
Section	5.	Powers and Duties of the Chief Operating Officer	24
Section	6.	Powers and Duties of the Chief Financial Officer	25
Section	7.	Powers and Duties of Vice Presidents	25
Section	8.	Powers and Duties of the General Counsel	25
Section	9.	Powers and Duties of the Corporate Secretary	25
Section	10.	Powers and Duties of the Deputy Corporate Secretary and Assistant Secretaries	26
Section	11.	Powers and Duties of the Treasurer	26
Section	12.	Powers and Duties of Assistant Treasurers	26
Section	13.	Powers and Duties of Controllers	26
Section	14.	Powers and Duties of Assistant Controllers	26
Section	15.	Powers and Duties of the Vice Chairman of the Board	26
Section	16.	Action with Respect to Securities of Other Corporations	27
Section	17.	Delegation	27

Article VI.	Capital Stock		27

Section	1.	Shares of Stock	27
Section	2.	Transfer of Shares	27
Section	3.	Ownership of Shares	28
Section	4.	Regulations Regarding Shares of Stock	28
Section	5.	Lost or Destroyed Certificates	28

Article VII.	Miscellaneous Provisions		29

Section	1.	Fiscal Year	29
Section	2.	Corporate Seal	29
Section	3.	Notice and Waiver of Notice	29
Section	4.	Facsimile Signatures	29
Section	5.	Reliance upon Books, Reports and Records	29
Section	6.	Application of Bylaws	30

Article VIII.	Amendments		30

iii

BYLAWS

OF

EOG RESOURCES, INC.

Article I
Offices
Section 1. Registered Office. The registered office of the Corporation required by the General Corporation Law of the State of Delaware to be maintained in the State of Delaware shall be the registered office named in the Certificate of Incorporation of the Corporation, or such other office as may be designated from time to time by the Board of Directors in the manner provided by law.
Section 2. Offices. The Corporation may also have offices at such other places both within and without the state of incorporation of the Corporation as the Board of Directors may from time to time determine or the business of the Corporation may require.
Section 3. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.
Article II
Stockholders
Section 1. Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the state of incorporation of the Corporation as shall be specified or fixed in the notices or waivers of notice thereof.
Section 2. Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these Bylaws, (i) the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business, (ii) the affirmative vote of the holders of a majority of such stock so present or represented at any meeting of stockholders at which a quorum is present shall constitute the act of the stockholders, and (iii) where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, subject to the provisions of clauses (ii) and (iii) above.

Notwithstanding the other provisions of the Certificate of Incorporation or these Bylaws, the chairman of the meeting or the holders of a majority of the issued and outstanding stock, present in person or represented by proxy and entitled to vote thereat, at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.
Section 3. Notice of Stockholder Business and Nominations.
(A)    Annual Meetings.
(1)    An annual meeting of the stockholders shall be held at such place (within or without the state of incorporation of the Corporation), on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting. Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors, (c) by any stockholder of the Corporation who (i) was a stockholder of record at the time of the giving of the notice provided for in paragraph (A)(2) of this Bylaw and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Bylaw as to such business or nomination or (d) with respect to nominations of eligible Stockholder Proxy Access Nominee(s), by an Eligible Stockholder who satisfies the requirements of, and complies with, paragraph (A)(4) of this Bylaw; clause (c) and, with respect to such qualifying nominations, clause (d) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successors thereto), and included in the Corporation’s notice of meeting) before an annual meeting of stockholders. For purposes of this Section 3(A), (1) a person nominated for election to the Board of Directors by a stockholder of the Corporation is referred to as a “Stockholder Nominee” and the term “Stockholder Proxy Access Nominee” shall mean a Stockholder Nominee nominated pursuant to, and in compliance with, paragraph (A)(4) of this Bylaw by an Eligible Stockholder who satisfies the requirements thereof; (2) a person nominated for election to the Board of Directors by the Board of Directors is referred to as a “Board Nominee”; (3) the term “Eligible Stockholder” shall have the meaning given to it in paragraph (A)(4) of this Bylaw; and (4) the terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended (or any successors thereto); provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership.
(2)    Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to paragraph (A)(1)(c) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Corporate Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day (or, if such day is not a business day, the immediately preceding business day), and not later than the close of business on the 90th day (or, if such day is not a business day, the next succeeding business day), prior to the first anniversary of the date that the Corporation’s definitive proxy statement for the preceding year’s annual meeting was first made available to stockholders; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to the date of such annual meeting (or, if such day is not a business day, the immediately preceding business day) and (ii) not later than the close of business on the later of (1) the 90th day prior to the date of such annual meeting or (2) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation (or, if such day (in the case of clause (1) or (2)) is not a business day, the next succeeding business day). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice to the Corporate Secretary (whether given pursuant to this paragraph (A)(2) or paragraph (B)) must: (a) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as such appears on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith; (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, if any, and their respective affiliates or associates or others acting in concert therewith, (B) (i) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, (ii) any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or (iii) any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (each item described in the foregoing clauses (i), (ii) or (iii), a “Derivative Instrument”), in each case, directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any class or series of shares of the Corporation to which such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith is entitled, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the Corporation (“Short Interests”), (E) any rights to dividends on any class or series of shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or as to which such stockholder, directly or indirectly, beneficially owns an interest in the general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), if any, as of the date of such notice and any updates and supplements thereof, and including, without limitation, any such shares, rights or interests (described in any of the foregoing clauses (A) through (I)) held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) business days after the record date for the meeting to disclose such ownership as of the record date); and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing(s) required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election (as defined in Section 4 of this Article II) pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any successors thereto); (b) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, in addition to the matters set forth in clause (a) above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, and their respective affiliates and associates or others acting in concert therewith, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (iii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and their respective affiliates and associates or others acting in concert therewith among themselves or with any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (c) as to each Stockholder Nominee, in addition to the matters set forth in clause (a) above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filing(s) required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any successors thereto) (including such Stockholder Nominee’s written consent to being named in the proxy statement (and form of proxy card) as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation, indemnification, reimbursement and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates or others acting in concert therewith, on the one hand, and such Stockholder Nominee and his or her respective affiliates and associates or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the United States Securities and Exchange Commission (“SEC”) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or other person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant; (iii) a written representation and agreement by the Stockholder Nominee to comply with the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other code of conduct, policies and guidelines of the Corporation and any rules, regulations and listing standards, in each case as applicable to directors of the Corporation; (iv) a written representation and agreement by the Stockholder Nominee that he or she (A) is not and will not become a party to any direct or indirect agreement, arrangement or understanding with, and has not given (and will not give) any commitment or assurance to, any person or entity as to how the Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation, and (B) is not and will not become a party to any direct or indirect compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation; and (v) the terms of all agreements, arrangements and understandings between the stockholder and each Stockholder Nominee and any other person or persons, including the stockholder and any beneficial owner and their respective affiliates and associates or others acting in concert therewith, pursuant to which the nomination of the Stockholder Nominee is to be made by the stockholder.
Furthermore, to be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under paragraph (A)(2) of this Bylaw) to the Corporate Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made. Acceptable forms of the questionnaire referred to in the preceding sentence and of the written representations and agreements referred to in clauses (iii) and (iv) of the preceding paragraph will be provided to the requesting stockholder and Stockholder Nominee by the Corporate Secretary upon written request. The Corporation may also require the Stockholder Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Stockholder Nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder

Nominee. In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of these Bylaws or enable or be deemed to permit a stockholder who has previously submitted notice hereunder or under any other provision of these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. In addition, for the avoidance of doubt, and any other provision of these Bylaws notwithstanding, the Corporation may in its sole discretion solicit against, and include in its proxy statement (and other solicitation materials, if any) for such meeting statements or other information relating to, any nominating stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.
(3)    Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to Stockholder Nominees for any new positions created by such increase, if it shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(4)    Subject to the terms and conditions set forth in these Bylaws, the Corporation shall include in its proxy statement, for an annual meeting of stockholders, the name, together with the Required Information (as defined below), of any Stockholder Proxy Access Nominee identified in a timely notice that satisfies this paragraph (A)(4) (the “Proxy Access Notice”) and that is delivered to the Corporate Secretary at the principal executive offices of the Corporation by one or more stockholders who at the time of the request (and through the applicable annual meeting date) satisfy, and continue to satisfy, the requirements of this paragraph (A)(4) (such stockholder or stockholders, and any person on whose behalf such stockholder(s) is or are acting, an “Eligible Stockholder”), and who expressly elect at the time of providing the notice required by this paragraph (A)(4) to have its Stockholder Proxy Access Nominee included in the Corporation’s proxy statement and form of proxy card (together, “proxy materials”) for such annual meeting pursuant to this paragraph (A)(4).

(a)For purposes of this paragraph (A)(4), the “Required Information” that the Corporation will include in its proxy statement for the annual meeting of stockholders is (i) the information concerning the Stockholder Proxy Access Nominee and the Eligible Stockholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) if the Eligible Stockholder so elects, a Statement (defined below). The Corporation shall also include the name of the Stockholder Proxy Access Nominee in its form of proxy card. For the avoidance of doubt, and any other provision of these Bylaws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement (and the Corporation’s other solicitation materials, if any) its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Proxy Access Nominee (or any other Stockholder Nominee), including any information provided to the Corporation with respect to the foregoing.

(b)The number of Stockholder Proxy Access Nominees (including any Stockholder Proxy Access Nominee that was submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this paragraph (A)(4) but who either is subsequently withdrawn or that the Board of Directors decides to nominate as a Board Nominee) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed 20% of the number of directors in office as of the last day on which notice of a nomination of a Stockholder Nominee may be delivered pursuant to paragraph (A)(2) of this Section 3 (such day, the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (such whole number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

(i)    the number of Stockholder Nominees for which the Corporation shall have received one or more valid stockholder notices pursuant to paragraph (A)(1)(c) and (A)(2) of this Section 3; and

(ii)     the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this paragraph (A)(4), other than any such director referred to in this clause (b)(ii) who at the time of such annual meeting will have served as a director continuously, as a Board Nominee, for at least two annual terms;
provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Proxy Access Nominees submitted by Eligible Stockholders pursuant to this paragraph (A)(4) exceeds the Permitted Number, each Eligible Stockholder shall select one Stockholder Proxy Access Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in the order of the amount (largest to smallest) of shares of the Corporation’s common stock each Eligible Stockholder disclosed as owned in the Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Proxy Access Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(c)An Eligible Stockholder must have owned (as defined below) 3% or more of the Corporation’s outstanding common stock continuously for at least three years (the “Required Shares”) as of the date the Proxy Access Notice is delivered to or mailed and received by the Corporation in accordance with these Bylaws, as of the Final Proxy Access Nomination Date and as of the record date for determining stockholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the date of the annual meeting. For purposes of satisfying the foregoing ownership requirement under this clause (c), (i) the shares of common stock continuously owned for the preceding three years individually by one or more stockholders, or by the person or persons who own shares of the Corporation’s common stock and on whose behalf any stockholder is acting, may be aggregated in order to meet the 3% or more aggregate ownership requirement, provided that the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20), and (ii) two or more collective investment funds that are part of the same family of funds or sponsored by the same employer (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this clause (c), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this paragraph (A)(4). For the avoidance of doubt, no shares may be attributed to more than one group constituting an Eligible Stockholder under this paragraph (A)(4), and no person may be a member of more than one group of persons constituting an Eligible Stockholder under this paragraph (A)(4). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this clause (c), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met). For purposes of this paragraph (A)(4), “Constituent Holder” shall mean any stockholder, collective investment fund included within a Qualifying Fund or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Required Shares or qualifying as an Eligible Stockholder.

No later than the Final Proxy Access Nomination Date, an Eligible Stockholder (including each Constituent Holder) must provide to the Corporate Secretary in writing the information required by paragraph (A)(2) of this Section 3 and the following information: (A) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the written notice of nomination is delivered to or mailed and received by the Corporation, such person owns, and has owned continuously for the preceding three years, the Required Shares, and such person’s agreement to provide (1) within five (5) business days after the record date for the annual meeting, written statements from the record holder and any such intermediaries verifying such person’s continuous ownership of the Required Shares through the record date, (2) any additional information reasonably requested by the Corporation to verify such person’s ownership of the Required Shares during the requisite three-year holding period (including, but not limited to, as of one or more dates during such period) and (3) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting of stockholders; (B) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act (or any successors thereto); (C) a representation that such person (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (2) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than its Stockholder Nominee(s) being nominated pursuant to this paragraph (A)(4), (3) has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (or any successors thereto) in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a Board Nominee, (4) will not distribute to any stockholder any form of proxy card for the meeting other than the form distributed by the Corporation, (5) intends to continue to own the Required Shares through the date of the annual meeting, and (6) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading; (D) an undertaking that such person agrees to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this paragraph (A)(4) (including, but not limited to, arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or arising out of the information that the Eligible Stockholder provided to the Corporation), (3) file with the SEC all soliciting and other materials as required under clause (i) of this paragraph (A)(4), and (4) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting and such Eligible Stockholder’s ownership of the Corporation’s securities; and (E) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members (i.e., by all Constituent Holders) of one group member (i.e., one Constituent Holder) that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination.
In addition, no later than the Final Proxy Access Nomination Date, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Corporate Secretary documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund are either part of the same family of funds or sponsored by the same employer. In order to be considered timely, any information required hereby to be provided to the Corporation must be supplemented (by delivery to the Corporate Secretary at the principal executive offices of the Corporation) (i) no later than ten (10) business days following the record date for the annual meeting, to disclose the foregoing information as of such record date, and (ii) no later than the fifth business day before the annual meeting, to disclose the foregoing information as of the date that is ten (10) business days prior to the annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person (including any Constituent Holder) to change or add any proposed Stockholder Nominee (including any Stockholder Proxy Access Nominee) or be deemed to cure any defects or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any defect.
(d)For purposes of this paragraph (A)(4), a stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s common stock as to which the stockholder (or any Constituent Holder) possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with such sub-clauses (i) and (ii) shall be deemed not to include any shares (X) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (Y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (Z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s common stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by a party thereto would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliate’s full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which (A) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares within three (3) business days; or (B) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. Whether outstanding shares of the Corporation’s common stock are “owned” for these purposes shall be determined by the Board of Directors or a committee of the Board of Directors, which determination shall be conclusive and binding on the Corporation and its stockholders.

(e)The Eligible Stockholder may provide to the Corporate Secretary, no later than the Final Proxy Access Nomination Date, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the candidacy of such Eligible Stockholder’s Stockholder Proxy Access Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes (i) would violate any applicable law, rule, regulation or listing standard or (ii) is materially false or misleading, or which omits to state any material fact.

(f)No later than the Final Proxy Access Nomination Date, a Stockholder Proxy Access Nominee must:

(i)provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon the written request of a stockholder), that such Stockholder Proxy Access Nominee: (A) consents to being named in the Corporation’s proxy statement and form of proxy card as a nominee and to serving as a director of the Corporation if elected (and will not agree to be named in any other person’s proxy statement or form of proxy card); (B) agrees, if elected, to adhere to the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other code of conduct, policies and guidelines of the Corporation and any rules, regulations and listing standards, in each case as applicable to directors of the Corporation; (C) is not and will not become a party to any direct or indirect compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation; and (D) is not and will not become a party to any direct or indirect agreement, arrangement or understanding with, and has not given (and will not give) any commitment or assurance to, any person or entity as to how the Stockholder Proxy Access Nominee (if elected as a director of the Corporation) would act or vote on any issue or question, in either case that has not been disclosed to the Corporation;

(ii)complete, sign and submit all questionnaires and other information requests required of the Corporation’s directors generally; and

(iii)provide such additional information as may be necessary to permit the Board of Directors to determine whether any of the matters contemplated by clause (g) below apply or if such Stockholder Proxy Access Nominee: (A) would be an independent director of the Corporation under any of the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, applicable rules of the SEC and standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors; (B) has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines and other governing documents; and (C) is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successors thereto) of the SEC.

In the event that any information or communications provided by the Eligible Stockholder (including any Constituent Holder) or the Stockholder Proxy Access Nominee to the

Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, the Eligible Stockholder (or Constituent Holder) or Stockholder Proxy Access Nominee, as the case may be, shall promptly notify the Corporate Secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any such defect.
(g)The Corporation shall not be required to include, pursuant to this paragraph (A)(4), a Stockholder Proxy Access Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (i) who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, in each case as determined by the Board of Directors; (ii) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the listing standards of the principal U.S. exchange upon which the Corporation’s common stock is listed, or any applicable state or federal law, rule or regulation; (iii) who is or has been, within the past three years, an employee, officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended (or successors thereto); (iv) who is or has been, within the past three years, an employee, officer or director of the Corporation (or any subsidiary thereof) or an employee, officer, director or general partner of (or who has any similar relationship or position with) the Eligible Stockholder (or any Constituent Holder or any affiliate, associate or subsidiary thereof); (v) if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Proxy Access Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this paragraph (A)(4) or any agreement, representation or undertaking required by this paragraph (A)(4) or if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Proxy Access Nominee shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors; or (vi) if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including, but not limited to, not owning the Required Shares through the date of the annual meeting.

For the purposes of this clause (g), sub-clauses (i)-(iv) and, to the extent related to a breach or failure by the Stockholder Proxy Access Nominee, sub-clause (v) will result in the exclusion from the proxy materials pursuant to this paragraph (A)(4) of the Stockholder Proxy Access Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Proxy Access Nominee to be nominated (notwithstanding that proxies in respect of such vote may have been received by the Corporation); however, sub-clause (vi) and, to the extent related to a breach or failure by an Eligible Stockholder (or any Constituent Holder), sub-clause (v) will result in the voting stock owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials for such annual meeting of stockholders pursuant to this paragraph (A)(4) of the stockholder’s Stockholder Proxy Access Nominee(s) or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Proxy Access Nominees to be nominated (notwithstanding that proxies in respect of such vote may have been received by the Corporation)).
(h)Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the annual meeting (e.g., the Chairman of the Board) shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present the nomination pursuant to this paragraph (A)(4).

(i)The Eligible Stockholder (including each Constituent Holder) shall file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Proxy Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act (or any successors thereto) or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act (or any successors thereto).

(j)Any Stockholder Proxy Access Nominee who is included in the Corporation’s proxy materials for a particular meeting of stockholders but (i) withdraws from or becomes ineligible or unavailable for election at the meeting (other than by reason of such Stockholder Proxy Access Nominee’s disability), (ii) does not receive votes cast in favor of the Stockholder Proxy Access Nominee’s election equal to at least 10% of the shares present in person or represented by proxy at the meeting, or (iii) as to whom the Board of Directors determines in good faith, after the date of the annual meeting, that such Stockholder Proxy Access Nominee or the Eligible Stockholder who nominated such Stockholder Proxy Access Nominee (A) has provided information to the Corporation pursuant to this paragraph (A)(4) that was untrue in any material respect (or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) or (B) has breached its obligations under this paragraph (A)(4), shall be ineligible to be a Stockholder Proxy Access Nominee pursuant to this paragraph (A)(4) for the next two annual meetings of stockholders following the meeting for which the Stockholder Proxy Access Nominee has been nominated for election. For the avoidance of doubt, any Stockholder Proxy Access Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this paragraph (A)(4) or any other provision of these Bylaws, the Certificate of Incorporation or other applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders and the person presiding at such annual meeting shall have the power to declare the nomination of such Stockholder Proxy Access Nominee to be invalid (and such nomination shall be disregarded), notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(B)    Special Meetings.
Subject to the rights of the holders of any Preferred Stock of the Corporation, special meetings of the stockholders may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of the giving of the notice provided for in this Bylaw and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Bylaw as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Bylaw with respect to any nomination shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation (A) not earlier than the close of business on the 120th day prior to the date of such special meeting (or, if such day is not a business day, the immediately preceding business day) and (B) not later than the close of business on the later of (1) the 90th day prior to the date of such special meeting or (2) if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting (or, if such day (in the case of clause (1) or (2)) is not a business day, the next succeeding business day). In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(C)    General.
(1)    Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.
(2)    For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder (or any successors thereto).

(3)    Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder (or any successors thereto) with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder (or any successors thereto) are not intended to, and shall not, limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to clause (c) or (d) of paragraph (A)(1) or paragraph (B) of this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy materials pursuant to Rule 14a‑8 under the Exchange Act (or any successors thereto) or (ii) of the holders of any series of Preferred Stock of the Corporation if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws. Subject to such Rule 14a-8 and except solely with respect to an eligible Stockholder Proxy Access Nominee duly nominated for election at an annual meeting of stockholders by an Eligible Stockholder pursuant to, and in compliance with, paragraph (A)(4) of this Bylaw, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy materials any nomination or any other business.
Section 4. Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot and, subject to the rights of the holders of any series of Preferred Stock of the Corporation to elect directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw and Section 3 of this Article II, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Corporate Secretary as of the close of the applicable notice of nomination period set forth in Section 3 of this Article II, based on whether one or more notice(s) of nomination were timely filed in accordance with said Section 3 of this Article II; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.
Section 5. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix a date as the record date for any such determination of stockholders, which record date shall not precede the date on which the resolutions fixing the record date are adopted and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting of stockholders, nor more than sixty (60) days prior to any other action.
If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VII, Section 3 of these Bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 6. Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board, the Chief Executive Officer, the Vice Chairman of the Board (if any) or the Corporate Secretary to each stockholder entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meeting. Such notice may be delivered either personally or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.
Section 7. Stockholder List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The stockholder list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 8. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Corporate Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.
Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of such portion of the shares as is equal to the reciprocal of the fraction equal to the number of proxies representing such shares divided by the total number of shares represented by such proxies.
Section 9. Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall on each matter submitted to a vote at a meeting of stockholders have one vote for each share of stock entitled to vote which is registered in his name on the record date for the meeting. For the purposes hereof, each election to fill a directorship shall constitute a separate matter. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaws (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by the executor or administrator of such person’s estate, either in person or by proxy.
All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, upon request of the chairman of the meeting, or upon demand therefor by stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting a stock vote shall be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. All elections of directors shall be by written ballots, unless otherwise provided in the Certificate of Incorporation.
At any meeting at which a vote is taken by written ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. Such inspector shall receive the written ballots, count the votes and make and sign a certificate of the result thereof. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.
Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.
Section 10. Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board, or at the request of the Chairman of the Board or if the Chairman of the Board is not present, by the Chief Executive Officer, or at the request of the

Chairman of the Board or if the Chief Executive Officer is not present, by the Vice Chairman of the Board (if any), or at the request of the Chairman of the Board or if neither the Chairman of the Board, the Chief Executive Officer nor the Vice Chairman of the Board (if any) is present, by a chairman elected at the meeting. The Corporate Secretary, if present, shall act as secretary of such meetings, or if the Corporate Secretary is not present, the Deputy Corporate Secretary or an Assistant Secretary shall so act; if neither the Corporate Secretary or the Deputy Corporate Secretary or an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to the chairman in order.
Section 11. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it and such shares shall not be counted for quorum purposes. Nothing in this Section 11 shall be construed as limiting the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
Section 12. Record Date for Action by Written Consent. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Corporate Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 12). If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 12 or otherwise within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to any officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
Section 13. Inspectors of Written Consent. In the event of the delivery, in the manner provided by Section 12, to the Corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation shall engage independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with Section 12 represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this Section 13 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
Section 14. Effectiveness of Written Consent. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated written consent received in accordance with Section 12, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation in the manner prescribed in Section 12.
Article III
Board of Directors
Section 1. Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or the Certificate of Incorporation, the Board of Directors may exercise all the powers of the Corporation.
The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by the Board of Directors (provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Board of Directors). If the Board of Directors makes no such determination, the number of directors shall be three. Each director shall hold office for the term for which such director is elected, and until such Director’s successor shall have been elected and qualified or until such Director’s earlier death, resignation or removal.
Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the state of incorporation of the Corporation.
Section 2. Quorum; Voting. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors, at least half of whom are Independent Directors as defined in Section 12 below, shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 3. Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the state of incorporation of the Corporation, as the Board of Directors may from time to time determine. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board, or in the Chairman of the Board’s absence by the presiding/lead director, or in the presiding/lead director’s absence by the Vice Chairman of the Board (if any), or in the absence of the Vice Chairman of the Board (if any) by the Chief Executive Officer (should the Chief Executive Officer be a director).
Section 4. First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required. At the first meeting of the Board of Directors in each year at which a quorum shall be present, held next after the annual meeting of stockholders, the Board of Directors shall elect the officers of the Corporation.
Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by the Chairman of the Board, or in the Chairman of the Board’s absence by the presiding/lead director, or in the presiding/lead director’s absence by the Vice Chairman of the Board (if any), or in the absence of the Vice Chairman of the Board (if any) by the Chief Executive Officer (should the Chief Executive Officer be a director). Notice of such regular meetings shall not be required.
Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer (should the Chief Executive Officer be a director) or the Vice Chairman of the Board (if any) or, on the written request of any two directors, by the Corporate Secretary, in each case on at least twenty-four (24) hours personal, written, telegraphic, cable or wireless notice to each director. Such notice, or any waiver thereof pursuant to Article VII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these Bylaws. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing.
Section 7. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Section 8. Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, subject to the requirements set forth in Section 12 of this Article III, vacancies existing on the Board of Directors for any reason and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and any director so chosen shall hold office until the next annual election and until such Director’s successor shall have been elected and qualified, or until such Director’s earlier death, resignation or removal.
Section 9. Compensation. Directors and members of standing committees may receive such compensation as the Board of Directors from time to time shall determine to be appropriate, and shall be reimbursed for all reasonable expenses incurred in attending and returning from meetings of the Board of Directors.

Section 10. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (as the case may be) are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the state of incorporation of the Corporation.
Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone connection or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
Section 11. Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the stockholders holding a majority of the issued and outstanding shares of stock of the Corporation entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present) shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation.
Section 12. Independent Directors.
The Board of Directors has determined that the following requirements in respect of the qualifications of the Corporation’s directors and the composition of the Board of Directors are desirable for and in the best interests of the Corporation and its stockholders:
(a)    At least three-fifths of the individuals elected to the Board of Directors at the Corporation’s annual meeting of stockholders shall consist of individuals who, upon election, would be Independent Directors.
(b)    In the event one or more directors are elected or appointed other than by action of the stockholders at an annual meeting of stockholders, at least three-fifths of all directors holding office immediately thereafter shall be Independent Directors.
(c)    For purposes of this Section 12, the term “Independent Director” shall mean a director who: (i) is not and has not been employed by the Corporation as an executive officer of the Corporation within the three years immediately prior to his election or appointment to the Board of Directors; (ii) is not the direct or indirect beneficial owner of more than 5% of the outstanding shares of stock of the Corporation entitled to vote in the election of directors (“Voting Stock”), or an affiliate or representative of, or a party to a contract, arrangement or understanding with, such beneficial owner or an affiliate thereof, excluding any direct or indirect beneficial owner which has beneficially owned more than 5% of the outstanding Voting Stock continuously during the two years immediately prior to the relevant election or appointment to the Board of Directors; (iii) is not (and is not affiliated with a corporation or a firm that is) a significant advisor or consultant to the Corporation or any of its subsidiaries; (iv) is not affiliated with a significant customer or supplier of the Corporation or any of its subsidiaries; (v) does not have a personal services contract with the Corporation or any of its subsidiaries; (vi) is not affiliated with a tax-exempt entity that receives significant contributions from the Corporation or any of its subsidiaries; and (vii) is not a spouse, parent, sibling or child of any person described by (i) through (vi).
(d)    The Board of Directors shall have the exclusive right and power to interpret and apply the provisions of this Section 12, including, without limitation, the adoption of written definitions of terms used in and guidelines for the application of this Section 12 (any such definitions and guidelines shall be filed with the Corporate Secretary, and such definitions and guidelines as may prevail shall be made available to any stockholder upon written request), and any such definitions or guidelines and any other interpretation or application of the provisions of this Section 12 made in good faith shall be binding and conclusive upon all holders of equity securities of the Corporation.
(e)    Information regarding a nominee for director provided by a stockholder pursuant to Section 3 of Article II hereof shall include such information as may be necessary to enable the Board of Directors to make an informed determination as to whether such nominee, if elected, would be an Independent Director as defined in this Section 12.
Article IV
Committees
Section 1. Executive Committee. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate an Executive Committee consisting of one or more of the directors of the Corporation, one of whom shall be designated chairman of the Executive Committee. During the intervals between the meetings of the Board of Directors, the Executive Committee shall possess and may exercise all the powers of the Board of Directors, including the power to authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that the Executive Committee shall not have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, amending, altering or repealing these Bylaws or adopting new bylaws for the Corporation or otherwise acting where action by the Board of Directors is specified by the General Corporation Law of the State of Delaware. The Executive Committee shall also have, and may exercise, all the powers of the Board of Directors, except as aforesaid, whenever a quorum of the Board of Directors shall fail to be present at any meeting of the Board.

Section 2. Audit Committee. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate an Audit Committee consisting of one or more of the directors of the Corporation, one of whom shall be designated chairman of the Audit Committee. The Audit Committee shall have and may exercise such powers and authority as provided in the resolution creating it and as determined from time to time by the Board of Directors.
Section 3. Other Committees. The Board of Directors may, by resolution passed from time to time by a majority of the whole Board of Directors, designate such other committees as it shall see fit consisting of one or more of the directors of the Corporation, one of whom shall be designated chairman of each such committee. Any such committee shall have and may exercise such powers and authority as provided in the resolution creating it and as determined from time to time by the Board of Directors.
Section 4. Procedure; Meetings; Quorum. Any committee designated pursuant to this Article IV shall keep regular minutes of its actions and proceedings in a book provided for that purpose and report the same to the Board of Directors at its meeting next succeeding such action, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by such committee or the Board of Directors. Should a committee fail to fix its own rules, the provisions of these Bylaws, pertaining to the calling of meetings and conduct of business by the Board of Directors, shall apply as nearly as may be. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, except as provided in Section 5 of this Article IV, and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.
Section 5. Substitution and Removal of Members; Vacancies. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. The Board of Directors shall have the power at any time to remove any member(s) of a committee and to appoint other directors in lieu of the person(s) so removed and shall also have the power to fill vacancies in a committee.
Article V
Officers
Section 1. Number, Titles and Term of Office. The officers of the Corporation shall consist of such of the following as the Board of Directors shall from time to time elect or appoint: a Chief Executive Officer, a Chairman of the Board, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents (any one or more of whom may be designated as a Senior Executive Vice President, an Executive Vice President or a Senior Vice President), a General Counsel, a Corporate Secretary, a Treasurer and such other officers as the Board of Directors may from time to time elect or appoint (which may include, but not be limited to, a Vice Chairman of the Board, a Deputy Corporate Secretary, one or more Assistant Secretaries and one or more Assistant Treasurers). Each officer shall hold office until such officer’s successor shall be duly elected or appointed and qualified, or until such officer’s earlier death, resignation or removal. Any number of offices may be held by the same person. Except for the Chairman of the Board and the Vice Chairman of the Board (if any), no officer need be a director.
Section 2. Powers and Duties of the Chief Executive Officer. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general executive charge, management, supervision and control of the properties, business and operations of the Corporation and its subsidiaries with all such powers as may be reasonably incident to such responsibilities; may agree upon, execute and acknowledge all deeds, mortgages, bonds, evidences of indebtedness or other obligations, contracts, agreements and other documents and instruments in the name of the Corporation; and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors. The Chief Executive Officer shall also have such powers and perform such duties as is usual and customary and incident to the office of chief executive officer of a corporation and as is necessary to, and consistent with, the businesses of the Corporation and its subsidiaries. All other officers of the Corporation shall be subordinate to the Chief Executive Officer and shall report to him as he may direct. The Chief Executive Officer shall preside at meetings of the stockholders in the absence of, or at the request of, the Chairman of the Board, and (if the Chief Executive Officer is also a director) at meetings of the directors in the absence of the Chairman of the Board, the presiding/lead director and the Vice Chairman of the Board (if any).
Section 3. Powers and Duties of the Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors.
Section 4. Powers and Duties of the President. If the Board of Directors elects or appoints a President, and unless the Board of Directors or the Chief Executive Officer otherwise determines, the President shall have the authority to agree upon, execute and acknowledge all deeds, mortgages, bonds, evidences of indebtedness or other obligations, contracts, agreements and other documents and instruments in the name of the Corporation; shall have direct management responsibility for the general business and affairs of the Corporation and its subsidiaries and over all subordinate officers, agents and employees of the Corporation; shall have such powers and perform such duties as is usual and customary and incident to the office of president of a corporation; and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer.
Section 5. Powers and Duties of the Chief Operating Officer. If the Board of Directors elects or appoints a Chief Operating Officer, such officer shall have such powers and perform such duties as may be prescribed from time to time by the Board of Directors, the Chief Executive Officer or the President. Subject to the foregoing, the Chief Operating Officer shall have such powers and perform such duties as is usual and customary and incident to the office of chief operating officer of a corporation and may agree upon, execute and acknowledge all deeds, mortgages, bonds, evidences of indebtedness or other obligations, contracts, agreements and other documents and instruments in the name of the Corporation.

Section 6. Powers and Duties of the Chief Financial Officer. The Chief Financial Officer shall have responsibility for development and administration of the Corporation’s financial plans and financial arrangements, its cash deposits and short-term investments, its accounting policies and its federal and state tax returns. The Chief Financial Officer shall also be responsible for the Corporation’s internal control procedures and for its relationship with the financial community. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the Chief Executive Officer or the President. Subject to the foregoing, the Chief Financial Officer shall also have such powers and perform such duties as is usual and customary and incident to the office of chief financial officer of a corporation, and may agree upon, execute and acknowledge all deeds, mortgages, bonds, evidences of indebtedness or other obligations, contracts, agreements or other documents and instruments in the name of the Corporation.
Section 7. Powers and Duties of Vice Presidents. Each Vice President shall at all times possess power to agree upon, execute and acknowledge all deeds, mortgages, bonds, evidences of indebtedness or other obligations, contracts, agreements and other documents and instruments in the name of the Corporation, except as may otherwise be limited in writing by the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer or the Chief Financial Officer. Each Vice President shall have such other powers and perform such other duties as is usual and customary and incident to the office of vice president of a corporation or as may be prescribed from time to time to such Vice President by the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer or the Chief Financial Officer.
Section 8. Powers and Duties of the General Counsel. The General Counsel shall be the principal legal officer of the Corporation and shall act as chief legal advisor to the Corporation. The General Counsel may have one or more staff attorneys and assistants, and may retain other attorneys to conduct the legal affairs and litigation of the Corporation under the General Counsel’s supervision. The General Counsel shall have general direction of and supervision over the legal affairs of the Corporation. The General Counsel shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the Chief Executive Officer or the President.
Section 9. Powers and Duties of the Corporate Secretary. The Corporate Secretary shall record and keep the minutes of (and votes at) all meetings of the Board of Directors, committees of the Board of Directors and the stockholders, in books provided for that purpose; shall attend to the giving and serving of all notices of meetings of the directors or stockholders; may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; may sign with the other designated officers all certificates for shares of capital stock of the Corporation; shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President; and shall in general have such other powers and perform such other duties as is usual and customary and incident to the office of corporate secretary of a corporation, subject to the control of the Board of Directors, the Chairman of the Board, the Chief Executive Officer and the President.

Section 10. Powers and Duties of the Deputy Corporate Secretary and Assistant Secretaries. The Deputy Corporate Secretary and each Assistant Secretary shall have the powers and perform the duties usual and customary and incident to such offices of a corporation, together with such other powers and duties as may be prescribed from time to time to the Deputy Corporate Secretary or such Assistant Secretary by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Corporate Secretary. The Deputy Corporate Secretary shall exercise the powers and perform the duties of the Corporate Secretary during that officer’s absence or inability or refusal to act.
Section 11. Powers and Duties of the Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Corporation, and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer. The Treasurer shall perform all acts usual and customary and incident to the office of treasurer of a corporation, subject to the control of the Board of Directors, the Chief Executive Officer, the President and the Chief Financial Officer; and the Treasurer shall, if required by the Board of Directors, give such bond for the faithful discharge of the Treasurer’s duties in such form as the Board of Directors may require.
Section 12. Powers and Duties of Assistant Treasurers. If the Board of Directors elects or appoints one or more Assistant Treasurers, each Assistant Treasurer shall have the powers and perform the duties usual and customary and incident to such office of a corporation, together with such other powers and duties as may be prescribed from time to time to such Assistant Treasurer by the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. The Assistant Treasurers shall exercise the powers and perform the duties of the Treasurer during that officer’s absence or inability or refusal to act.
Section 13. Powers and Duties of Controllers. If the Board of Directors elects or appoints one or more Controllers, each Controller shall have such powers and perform such duties as may be prescribed from time to time to such Controller by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the principal accounting officer of the Corporation.
Section 14. Powers and Duties of Assistant Controllers. If the Board of Directors elects or appoints one or more Assistant Controllers, each Assistant Controller shall have such powers and perform such duties as may be prescribed from time to time to such Controller by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the principal accounting officer of the Corporation.
Section 15. Powers and Duties of the Vice Chairman of the Board. If the Board of Directors elects or appoints a Vice Chairman of the Board, he shall preside at meetings of the stockholders in the absence of the Chairman of the Board and the Chief Executive Officer or at the request of the Chairman of the Board, and at meetings of the directors in the absence of the Chairman of the Board and the presiding/lead director. The Vice Chairman of the Board shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 16. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or any Vice President, together with the Corporate Secretary, the Deputy Corporate Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of, any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.
Section 17. Delegation. For any reason that the Board of Directors may deem sufficient, the Board of Directors may, except where otherwise provided by statute, delegate the powers or duties of any officer to any other person, and may authorize any officer to delegate (by written authorization, including powers of attorney) specified duties of such officer to any other person. Any such delegation or authorization by the Board of Directors shall be effected from time to time by resolution of the Board of Directors.
Article VI
Capital Stock
Section 1. Shares of Stock. The shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware; provided, however, that every holder of stock represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board, the President, the Vice Chairman of the Board (if any) or a Vice President and by the Corporate Secretary, the Deputy Corporate Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation, representing the number of shares (and, if the stock of the Corporation shall be divided into classes or series, certifying the class and series of such shares) owned by such stockholder which are registered in certified form; provided, however, that any of or all of the signatures on the certificate may be facsimile. The certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. The stock record books and the blank stock certificate books shall be kept by the Corporate Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares.
Section 2. Transfer of Shares. The shares of stock of the Corporation shall be transferable only on the books of the Corporation, (i) in the case of certificated shares of stock, upon receipt of proper transfer instructions from the holder named in the certificate or by such person’s duly authorized attorney or legal representative lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer, and payment of all necessary transfer taxes or (ii) in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s duly authorized attorney or legal representative lawfully constituted in writing and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled”, with the date of cancellation, by the Corporate Secretary, Deputy Corporate Secretary or an Assistant Secretary or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to who transferred.
Section 3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the state of incorporation of the Corporation.
Section 4. Regulations Regarding Shares of Stock. Subject to applicable law and these Bylaws, the Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of shares of the capital stock of the Corporation (whether certificated or uncertificated) or, in the case of certificated shares of capital stock of the Corporation, the replacement of certificates for shares.
Section 5. Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which the Corporation may issue a new certificate of stock or uncertificated shares in place of a certificate theretofore issued by it which is alleged to have been lost, stolen or destroyed and may require the owner of such certificate or such owner’s legal representative to give bond, with surety sufficient to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares in the place of the certificate so lost, stolen or destroyed.

Article VII
Miscellaneous Provisions
Section 1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year.
Section 2. Corporate Seal. The corporate seal shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of its incorporation, which seal shall be in the charge of the Corporate Secretary and shall be affixed to certificates of stock, debentures, bonds, and other documents, in accordance with the direction of the Board of Directors or a committee thereof, and as may be required by law; however, the Corporate Secretary may, if the Corporate Secretary deems it expedient, have a facsimile of the corporate seal inscribed on any such certificates of stock, debentures, bonds, contracts or other documents. Duplicates of the seal may be kept for use by the Deputy Corporate Secretary or any Assistant Secretary.
Section 3. Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these Bylaws, said notice shall be deemed to be sufficient if given (i) by telegraphic, cable or wireless transmission (including by telecopy or facsimile transmission) or (ii) by deposit of the same in a post office box or by delivery to an overnight courier service company in a sealed prepaid wrapper addressed to the person entitled thereto at such person’s post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing or delivery to courier, as the case may be.
Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person, including without limitation a director, at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.
Section 4. Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.
Section 5. Reliance upon Books, Reports and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinion, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 6. Application of Bylaws. In the event that any provisions of these Bylaws is or may be in conflict with any law of the United States, of the state of incorporation of the Corporation or of any other governmental body or power having jurisdiction over this Corporation, or over the subject matter to which such provision of these Bylaws applies, or may apply, such provision of these Bylaws shall be inoperative to the extent only that the operation thereof unavoidably conflicts with such law, and shall in all other respects be in full force and effect.
Article VIII
Amendments
The Board of Directors shall have the power to adopt, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such Bylaws as adopted or amended by the Board of Directors.

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